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                                                                     EXHIBIT 5.1


                [ROBINSON, BRADSHAW & HINSON, P.A. LETTERHEAD]


                                July 21, 1997


Personnel Group of America, Inc.
6302 Fairview Road, Suite 201
Charlotte, North Carolina 28210

     Re: Registration Statement on Form S-3 of Personnel Group of America, Inc.

Gentlemen:

     We are acting as counsel for Personnel Group of America, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offer and sale of up to $115,000,000 of the Company's 5 3/4% Convertible Subordinated Notes due 2004 (the "Notes") and the shares of the Company's Common Stock, par value $.01 per share, issuable on conversion thereof (the "Shares"), to be sold from time to time by the selling securityholders listed in a Registration Statement on Form S-3, which we understand is expected to be filed with the Securities and Exchange Commission (the"Commission") on or about the date hereof (as amended, the "Registration Statement").

     In reaching the conclusions expressed in this opinion we have examined and relied on such documents, corporate records and other instruments, including the Indenture (the "Indenture") dated as of June 23, 1997 between the Company and First Union National Bank of North Carolina, as trustee, certificates of public officials and certificates of officers of the Company, and made such further investigation and inquiry as we have deemed necessary to reach the opinions expressed herein. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.

     Based solely upon the foregoing, subject to the comments and exceptions hereinafter stated, it is our opinion that:

     1. The Notes have been validly issued and constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in

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July 17, 1997
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accordance with their terms, except as such enforcement is subject to (i) any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     2. The Shares have been duly authorized and reserved for issuance upon conversion of the Notes, and the Shares, when issued and delivered in accordance with the terms of the Notes and the Indenture upon conversion of the Notes, will be legally issued, fully paid and non-assessable.

     We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein under the caption "Legal Matters." In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                      Very truly yours,

                                      ROBINSON, BRADSHAW & HINSON, P.A.

                                      /s/ Patrick S. Bryant

                                      Patrick S. Bryant